UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 18, 2012

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center
300 Connell Drive, 5th Floor
Berkeley Heights, New Jersey 07922
(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On December 18, 2012, the Board of Directors (the “Board”) of Authentidate Holding Corp. (the “Company”), based upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected Charles C. Lucas III to serve as a member of the Company’s Board of Directors, effective December 20, 2012. In connection with the appointment, the Board expanded the size of the Board to six directors. Mr. Lucas will serve for a term expiring at the Company’s annual meeting of stockholders in 2013 and until his successor shall have been elected and qualified or until his earlier resignation or removal.

Mr. Lucas, age 50, is currently the general counsel of Elevation LLC, a position he has held since January 2011. Elevation LLC is an institutional broker-dealer focused on macro-based research and agency execution. Prior to joining Elevation LLC, Mr. Lucas was a partner with The McAulay Firm, an executive search firm, from 1996 to December 2010. Prior to joining The McAulay Firm, Mr. Lucas engaged in the private practice of law with the firm of Robinson, Bradshaw & Hinson, P.A. Mr. Lucas received a Bachelor of Arts degree from the University of North Carolina and a Juris Doctor from the Duke University School of Law. Mr. Lucas is active in numerous civic and philanthropic organizations and since October 2004 has been a Trustee of The Duke Endowment and since 2008 has served on the Board of Visitors of Duke University School of Law. In addition, Mr. Lucas is a past and current member of the Board of Trustees of the University of North Carolina School of the Arts and has served as the Chairman of this Board since 2008.

There is no agreement or understanding between Mr. Lucas and any other person pursuant to which he was appointed to the Board. Mr. Lucas is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board is in the process of determining which committees Mr. Lucas shall serve upon, if any. As a non-employee director, Mr. Lucas will participate in the non-employee director compensation arrangements described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 21, 2012. In addition, it is expected that he will execute the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2012 and is incorporated herein by reference.

Modification of Director Compensation Policy

On December 18, 2012, the Board approved a modification to the Company’s non-employee director compensation policy to require that all director fees be paid in the form of either non-qualified stock options or restricted shares of common stock to be issued under the Company’s 2011 Omnibus Equity Incentive Plan (the “2011 Plan”). The modification will be effective beginning January 1, 2013 for the fiscal quarter ending March 31, 2013. Each director will elect, prior to January 1, 2013, the form of payment to be received. Previously, non-employee directors had the option to elect to receive up to 100% of their cash director compensation in restricted shares of our common stock issued under the 2011 Plan. As the Company pays director fees on a quarterly basis in arrears, the securities to be issued to the Company’s non-employee directors for each fiscal quarter while this policy modification is in effect will be issued following the close of each such fiscal quarter.

If a non-employee director elects to receive payment of director fees in the form of non-qualified stock options, the number of options issued will be calculated by dividing the cash amount to be converted into options by the fair value of an option as determined by the Black-Scholes option pricing model as of the last trading day of each fiscal quarter. If a non-employee director elects to receive payment in restricted shares, the number of restricted shares that will be issued to such director will be calculated by dividing the cash amount to be converted into restricted shares by the fair market value of the Company’s common stock as of the date the fees are earned, which date shall be deemed to be the last trading day of each fiscal quarter. Fair market value will be determined in accordance with the provisions of the 2011 Plan. Restricted shares will be restricted from public resale in accordance with the provisions of Rule 144, as adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The options to be granted to non-employee directors under the 2011 Plan are exercisable for a period of ten years from the grant date. The exercise price of such options shall be equal to the fair market value of our common stock on the grant date, as determined under the 2011 Plan. With respect to such options, upon the termination of service of a director, options shall terminate on the second anniversary of the date of termination of service. Notwithstanding the foregoing, (A) if termination of service is due to optionee’s death or permanent disability (as determined by the board), the option shall terminate on the earlier of the expiration date of such option or 12 months following the date of death or termination for permanent disability and (B) if an optionee is removed from the board for cause, as determined by the board, the option awards held by such optionee would terminate immediately upon removal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ O’Connell Benjamin
	Name:	O’Connell Benjamin
	Title:	Chief Executive Officer and President

Date: December 20, 2012

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